                                                       EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES

            CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)
                         Six Months
                           Ended
                          June 30,    Year    Year    Year    Year    Year
                            1998      1997    1996    1995    1994    1993
                           ------- ------- ------- ------- ------- -------
EARNINGS
Income from continuing
  operations before
  income taxes and
  minority interest*        $1,274  $3,440  $2,479  $2,168  $2,011  $1,851

Add:
Interest on debt                69      94      79     102      70      39

Interest component of the
ESOP benefit expense            15      32      34      37      39      41

Portion of rent under
operating leases
representative of the
interest component              22      41      46      51      46      44

Less: Equity in undistributed
income of 20-50% owned
companies                        3       3      --       1       2      --
                            ------ ------- ------- ------- ------- -------
TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES           $1,377  $3,604  $2,638  $2,357  $2,164  $1,975
                            ======  ======  ======  ======  ======  ======

FIXED CHARGES
Interest on debt                69      94      79     102      70      39

Interest component of the
ESOP benefit expense            15      32      34      37      39      41

Portion of rent under
operating leases
representative of the
interest component              22      41      46      51      46      44
                            ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES         $  106  $  167  $  159  $  190  $  155  $  124
                            ======  ======  ======  ======  ======  ======

RATIO OF EARNINGS TO
FIXED CHARGES                12.99   21.58   16.59   12.41   13.96   15.93

<F1>
*1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million; 1995 includes a pre-tax restructuring charge of $79 million.

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